EXHIBIT 3.1.6 Certificate Of Correction with a Corrected Certificate of Designations, Powers, Preferences And Other Rights Of The Series A Convertible Preferred Stock

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

SUGARMADE, INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is SUGARMADE, INC.
2. That a Certificate of DESIGNATIONS, POWERS, PREFEENCES, ET.AL
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on APRIL 24, 2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   CORRECT CLASS AND SERIES OF STOCK. THE CLASS B PREFERRED STOCK SHOULD HAVE BEEN DESIGNATED AS CLASS A

4. Article ______________ of the Certificate is corrected to read as follows:

   SEE ATTACHED FOR CORRECTED CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES, AND OTHER RIGHTS OF THE CLASS A PREFERRED STOCK.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 15th day of AUGUST, A.D. 2018.

By: ______________________
Authorized Officer

Name: JIMMY CHAN
Print or Type

Title: CHEIF EXECUTIVE OFFICER

CORRECTED CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND OTHER RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK OF SUGARMADE, INC.

Pursuant to Section 151 and of Section 103 of the Delaware General Corporation Law

SUGARMADE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority contained in the Certificate of Incorporation, and in accordance with the provisions of Section 151 and Section 103 of the Delaware General Corporation Law, its Board of Directors has adopted the following resolution correcting the Certificate of Designations, Powers, Preferences and other Rights of Series B Convertible Preferred Stock filed on April 24, 2015. The Series B Preferred Shares should have been Series A Preferred Shares. Except for the correction of the Class and Series of the Preferred Stock and minor ambiguity or wording changes, there are no other substantive inaccuracies or substantive defects to be corrected. The Board of Directors is, reconstituting the Corporation's $0.001 par value Series B Convertible Preferred Stock into the Corporation's $0.001 par value Series A Preferred Stock and is restating the voting powers, designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such Series A Preferred Stock:

RESOLVED: That pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of 10,000,000 shares, which shall be designated Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock").

The designations, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation, shall be as follows:

(1) Amount of Series. The Corporation shall have the authority to issue not more than 10,000,000 shares of Series A Preferred Stock at the discretion of the Board of Directors.

(2) Dividends. Shares of Series A Preferred Stock will not be eligible for dividends.

(3) Liquidation Rights. Any assets distributable to holders of capital stock of the Corporation upon the liquidation, dissolution, or winding-up of the affairs of the Corporation shall be distributed to holders of shares of Common Stock and Preferred Stock on an "as-converted," such that each share of Preferred Stock shall be entitled to receive the amount distributable to each share of Common Stock times the Conversion Factor on the record date for the distribution.

(4) Conversion. Five years from the date of issue (the "Conversion Date"), if the Investor is a participant and the Investor is approved for 1-526 under the U.S Government's EB-5 Investment Program, each Preferred Share will automatically convert into that number of shares of Common Stock having a "fair market value" of the Investor's Initial Investment plus a five (5%) percent annualized return on Initial Investment. Fair market value will be determined by

averaging the closing sale price of a Common Share for the forty (40) trading days immediately preceding the date of conversion on the U.S. stock exchange (or other trading market) on which shares of Common Stock are publicly traded.

The shares of Series A Preferred Stock shall be convertible at the office of the transfer agent for the shares of Common Stock (the "Transfer Agent"), and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock. No fractional shares of Common Stock will be issued, and instead the number of shares of Common Stock to be issued on conversion of Series A Preferred Stock will, to the extent necessary be rounded up to the nearest whole number of shares.

Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, !he holder shall surrender the certificate or certificates therefore, duly endorsed to the Corporation or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Corporation has designated, and shall give written notice to the Corporation at said of or place that it elects to convey the same and shall state in writing. Therein the name or names (with addresses) in which it wishes the certificate or certificates for shares of Common Stock to be issued.

The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of Series A Preferred Stock, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. Shares of Series A Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of business on such date.

(5) Buy Back Provision. Should the Investor be unsuccessful in liquidating the shares of Common Stock within 90 days after the Conversion Date, then, the Corporation shall buy back total shares of Common Stock owned by Investor at a fixed amount of amount invested plus 5% ROI per annum.

(6) Mandatory Withdrawal. The Corporation shall redeem all of an Investor's shares of Preferred Stock if (a) the Corporation determines, at its discretion, that the Investor (i) has made a material misrepresentation in his or her Subscription Agreement, (ii) is a "Prohibited Subscriber" (as defined in the Subscription Agreement) or (iii) has become the subject of an event of "incapacity" (as defined in the Subscription Agreement); or (b) in the reasonable judgment of the Corporation, a significant delay, extraordinary expense, violation of law or material adverse effect on the Corporation or any of the Corporation's affiliates is likely to result.

The Corporation shall redeem all of an Investor's Preferred Stock for any of the above reasons, as of the date specified in the notice provided to such Investor to effectuate such mandatory redemption ("Mandatory Withdrawal Date"). Effective upon an Investor's Mandatory

Withdrawal Date, such Investor shall cease to own shares of Preferred Stock and shall no longer be entitled to the rights of a Preferred Shareholder.

(7) Voluntary Withdrawal. At the end of a two (2) year period beginning upon investment, an Investor may require the Corporation to redeem any or all his or her shares of Preferred Stock if his or her I-526 Petition is not approved by the USCIS (a "Withdrawal Event"). subject to the delivery by the Investor of certain waiver and release documents requested by the Corporation. The Investor will have fifteen days following the occurrence of the Withdrawal Event to request that the Corporation redeem shares of Preferred Stock. Should the denial be due to reasons beyond the control of the Corporation and directly related to the Investor not qualifying for the I-526, Investor shall reimburse the Corporation for its legal fees paid. Should denial be due to reasons beyond the control of the Investor, the company will not be entitled to reimbursement of attorney fees paid.

(8) Advisory Board Obligations. Each Preferred Shareholder shall take part in the policy making and management of the Corporation through an advisory board established by the Corporation's Board of Directors, advising the Corporation regarding corporate direction, practices and policies.

(9) Voting Rights. Holders of Series A Preferred Stock will hold voting rights on all matters put forth to the common shareholders. Each share of Series A Preferred Stock held will receive one vote as to be on par with a single share of Common Stock in the Corporation.

(10) Other Provisions. The Corporation reserves the right to accept or reject any subscription in its sole discretion for any reason whatsoever and to withdraw any Series A Preferred Stock offering at any time prior to the acceptance of the subscriptions received. Subscription funds paid by a Subscriber whose subscription is rejected will be returned promptly without interest or deduction. The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not. however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

IN WITNESS WHEREOF, Sugarmade, Inc. has caused this Corrected Certificate of Designation, et.al. to be duly executed by Jimmy Chan, its Chief Executive Officer, this 15th day of August 2018.

SUGARMADE, INC.

Jimmy Chan
Chief Executive Officer